Exhibit (d)(23)(i)

AXA PREMIER VIP TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of July 24, 2008 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Legg Mason Capital Management, Inc., a Maryland Corporation (the “Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement, dated as of June 20, 2005 (“Agreement”), for the AXA Premier VIP Trust (“Trust”) to reflect a change in name of the Trust’s Portfolio as follows:

1. Name Change. The name of the AXA Premier VIP Aggressive Equity Portfolio is changed to the Multimanager Aggressive Equity Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the Multimanager Aggressive Equity Portfolio of the Trust.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		LEGG MASON CAPITAL MANAGEMENT, INC.

By:	/s/ Steven M. Joenk Steven M. Joenk Senior Vice President	By: Name: Title:	/s/ Gregory B. McShea Gregory B. McShea General Counsel

APPENDIX A

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee
Multimanager Aggressive Equity Portfolio*	0.40% on the first $200 million of the average daily net assets of the Legg Mason Allocated Portion; and 0.38% thereafter.

*	Fee to be paid shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Legg Mason Allocated Portion.”